EXHIBIT 10.47



November 30, 2001

Mr. Herve Caen
President & CEO
Interplay Entertainment Corp.


         Re: SECURED ADVANCE AND AMENDMENT #2 TO DISTRIBUTION AGREEMENT

Dear Mr. Caen:

     We refer to that certain Distribution Agreement, dated as of August 23, 2001, by and between Vivendi Universal Interactive Publishing North America, Inc. ("VUIPNA") and Interplay Entertainment Corp. ("IEC"), as amended by that certain Amendment #1, dated as of September 14, 2001 (the "Distribution Agreement"), pursuant to which IEC agreed to deliver certain videogames produced by IEC for publishing, marketing, sale and distribution by VUIPNA.

     This letter agreement (this "Agreement") will serve to confirm and memorialize our understanding and agreement with respect to (i) the making, pursuant to this Agreement, by VUIPNA of further advance payments of amounts owed or anticipated to be owed to IEC arising under the Distribution Agreement,
(ii) the granting of a security interest to VUIPNA by IEC in all of its assets in order to secure certain of IEC's obligations to VUIPNA. Capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Distribution Agreement.

1. ADVANCE.

     (a) On or before November ___, 2001, VUIPNA shall advance to IEC, subject to the terms and conditions hereof, the amount of One Million Five Hundred Thousand Dollars ($1,500,000) (the "New Advance").

     (b) Notwithstanding the provisions of Section 6.4 of the Distribution Agreement limiting the amounts that may be deducted from the Interplay Proceeds to 20% thereof, the New Advance shall be recoupable against the Interplay Proceeds to be paid to Interplay as follows: unless and until VUIPNA recoups the New Advance, VUIPNA shall be entitled to deduct from the monthly amounts payable to Interplay (in addition to and not in lieu of amounts otherwise deducted pursuant to Section 6.4 of the Distribution Agreement) an amount equal to 100% of the Interplay Proceeds. The Distribution Agreement is hereby amended to this effect.

2. USE OF PROCEEDS. IEC agrees that the proceeds from the New Advance shall be used for disbursements as set forth in Exhibit A attached hereto.

3. GRANT OF SECURITY INTEREST. As security for the payment of the New Advance and Alternative Transaction Fee (as defined below) by VUIPNA to IEC hereunder and for the


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payment or other satisfaction of all other obligations of IEC to VUIPNA, including without limitation the Advance under the Distribution Agreement, IEC hereby assigns, pledges and grants to VUIPNA a continuing security interest in all of IEC's right, title and interest in and to the following property of EIC, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located:

     (a) All equipment, fixtures, goods, inventory (including without limitation, raw materials, work in process, finished goods and materials used or consumed in IEC's business) and software;

     (b) All accounts, chattel paper, commercial tort claims, documents, general intangibles, instruments (whether negotiable or non-negotiable), letter-of-credit rights, money, payment intangibles, promissory notes, supporting obligations and other rights to payment of any kind;

     (c) All certificated securities, commodity accounts, commodity contracts, deposit accounts, financial assets, investment property, letter-of-credit rights, securities accounts, securities entitlements and uncertificated securities;

     (d) All other personal property whether or not subject to the California Commercial Code;

     (e) All of IEC's intellectual property, including, without limitation, patents, patent applications, copyrights, copyright applications, rights and interests in copyrights and works protectable by copyright, trademarks, trademark applications, trade names, service marks and service mark applications and other indicia of origin, and rights in and the right to sue for all past, present and future infringements of, the foregoing patents, patent applications, copyrights, copyright applications, rights and interests in copyrights and works protectable by copyright, trademarks, trademark applications, trade names, service marks and service mark applications and other indicia of origin, technical knowledge and processes, formal or informal licensing arrangements, blueprints, technical specifications, computer software, trade secrets and other confidential information relating to the business of IEC owned by IEC or held by IEC pursuant to licenses, to the extent permitted by such licenses;

     (f) All books, records, files, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the property described in clause (a) through (e) above or are otherwise necessary or helpful in the collection thereof or the realization thereon; and

     (g) Proceeds, products, additions, accessions to and replacements and substitutions for of any of the foregoing.

4. FURTHER ASSURANCES. IEC shall promptly execute and deliver any instrument, document or notice as may be necessary, desirable or which VUIPNA may reasonably require in order to create, perfect and preserve the perfection and the priority of the security interests granted or purported to be granted under Section 3 above. IEC hereby authorizes VUIPNA to file one or more financing or continuation statements, copyright mortgages, trademark mortgages and amendments thereto (or similar instruments and documents required by any laws of any


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application jurisdiction), relating to all or any portion of the collateral described in Section 3 above, IEC irrevocably hereby makes, constitutes and appoints VUIPNA (and all Persons designated by either for that purpose) as IEC's true and lawful attorney and agent-in-fact to execute such financing statements, copyright mortgages, trademark mortgages, documents and other agreements and instruments and do such other reasonable acts and things may be necessary to create, perfect and preserve the perfection and the priority of the security interests granted or purported to be granted under Section 3 above.

5. AMENDMENT TO DISTRIBUTION AGREEMENT. IEC acknowledges that VUIPNA will invest substantial time and resources and incur substantial expenses in conducting the business, financial and legal due diligence investigation of EIC and in negotiating and drafting the definitive documentation related to an Extraordinary Transaction (as defined below) between the parties. To induce VUIPNA to incur such expenses, to facilitate such Extraordinary Transaction and in consideration of VUIPNA's willingness to make the New Advance, IEC hereby agrees that the Distribution Agreement is hereby further amended to add section 6.4(a) and (b) as follows:

     (a) In the event of an Extraordinary Transaction (as defined below) to which UNIVERSAL is not a party, the New Advance plus the sum of Five Hundred Thousand dollars ($500,000) (the "Alternative Transaction Fee") shall be immediately due and payable and Interplay shall immediately repay the New Advance and pay the Alternative Transaction Fee in full upon demand. In the event that Interplay fails to repay the New Advance or fails to pay the Alternative Transaction Fee upon demand, then in addition to all other rights and legal, equitable or contractual remedies available to VUIPNA, VUIPNA may deduct and offset the Alternative Transaction Fee from and against any and all payments that would otherwise be owed by UNIVERSAL under the Distribution Agreement.

     (b) As used in this Agreement, "Extraordinary Transaction" means any tender or exchange offer involving Interplay, any proposal for a merger, consolidation or other business combination involving Interplay, any proposal or offer to acquire in any manner a greater than 15% interest in Interplay of a majority shareholder, any proposal or offer to acquire in any manner a greater than 15% equity interest in, or a significant portion of the business or assets of, Interplay, and any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to Interplay. The parties agree that the Alternative Transaction Fee obligation described in clause (a) above will terminate and will be of no further force and effect on the earliest to occur of (i) December 7, 2001, (provided that neither an agreement to enter into an Extraordinary Transaction nor an Extraordinary Transaction shall have occurred or been entered into prior thereto); (ii) the date upon which both parties agree in writing to a mutually-acceptable "no-shop" provision in a subsequent agreement between the parties, or (iii) the date upon which VUIPNA indicates in writing that it is no longer willing to negotiate the terms of a possible $7.5 million loan to Interplay (including through the acquisition of Interplay's existing debt to LaSalle Business Credit).

6. ACCESS TO INFORMATION. Commencing at noon on November 27, 2001, and continuing for a period of not less than 14 days thereafter, IEC shall, and shall cause each of the respective Representatives to, provide VUIPNA and its respective Representatives with full access to IEC's


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facilities, books and records and Representatives, and such other information as may be reasonably requested by VUIPNA.

7. PUBLIC ANNOUNCEMENTS. Except (a) as may be required by law and (b) for disclosures by the parties hereto to their respective Representatives in connection with the evaluation of the potential Acquisition, neither of the parties hereto shall make any disclosure announcement to any third party pertaining to the subject matter hereof without the prior written consent of the other parties hereto.

8. REPRESENTATIONS AND WARRANTIES OF INTERPLAY.

     (a) IEC is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization has the corporate power and authority to own its property and assets and to execute and deliver, and perform its obligations under, this Agreement.

     (b) This Agreement has been duly authorized, executed and delivered by IEC and constitutes the legal, valid and binding obligation of IEC enforceable against IEC in accordance with its terms.

     (c) The execution, delivery and performance of this Agreement by IEC and the consummation of the transactions contemplated hereby will not: (i) conflict with or result in a breach of any of the terms and provisions of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would constitute a default) under, any agreement, indenture, mortgage, deed of trust, equipment lease, instrument or other document to which IEC is a party, not taking into account that certain Loan and Security Agreement, dated as of April 11, 2001, between IEC and LaSalle Business Credit, Inc.; or (ii) conflict with any law, order, rule or regulation of any court or any federal or state government, regulatory body or administrative agency, or any other governmental body having jurisdiction over IEC or its properties.

9. MISCELLANEOUS. This letter shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the choice of law principles of the applicable State. This letter may be executed in counterparts, each of which together shall constitute one and the same instrument.

If you are in agreement with the terms set forth in this letter, please execute this letter in the space indicated below and return a copy to us. If you have any questions in the meantime, please feel free to give us a call. We look forward to hearing from you.

                                            Sincerely,



                                            VIVENDI UNIVERSAL INTERACTIVE
                                            PUBLISHING NORTH AMERICA, INC.


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                                            By:   /S/ ILLEGIBLE
                                                 -----------------------------
                                            Its:
                                                 -----------------------------



Accepted and agreed as of November 30, 2001

INTERPLAY ENTERTAINMENT CORP.


By   /S/ HERVE CAEN
    -------------------------
     President



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